EXHIBIT 23.1

Independent Auditors’ Consent

      We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-106841 of Kroll Inc. on Form S-4 of our report dated February 13, 2003 (March 14, 2003 as to Notes 2 and 21) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: i) Kroll Inc.’s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, and ii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in the Annual Report on Form 10-K of Kroll Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the proxy statement/ prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

July 18, 2003